Exhibit 99.1

News Release

Contact:	Greg Smith
Director of Investor Relations and
Corporate Communications
281-556-6200

BPZ Energy Agrees on Term Sheet for $15.5 million Convertible Debt Financing with International Finance Corporation

October 24, 2007—Houston—BPZ Resources, Inc. (AMEX:BZP), d/b/a BPZ Energy, today announced the successful negotiation of key terms and conditions for the first tranche of the debt package with International Finance Corporation (IFC), a member of The World Bank Group.  Previously, the Company announced a total debt package, approved by IFC, of $100.5 million.  However, the Company is actively negotiating with IFC to increase the debt package to an estimated $165 million for further development of the assets of the Company.

The Company and IFC expect to close the revised debt package in three tranches as summarized below:

                                                Loan “C”, which is the $15.5 million convertible debt, is expected to close in early November, pending approval and execution of closing documents in their final form.  The conversion price is $10.39 per share and includes a forced convert price of $18.19 per share. The instrument will have a 10 year term with a variable interest rate of 2% per annum above 6-month LIBOR.

                                                Loan “A”, which is for IFC’s own account, is anticipated to be $34.5 million in long-term senior debt.  This second piece is expected to close by early next year.

                                                Loan “B”, the senior debt to be syndicated by IFC, is projected to total approximately $115 million.  This third tranche is expected to close in the latter part of first quarter 2008, or by early second quarter.  This remaining debt portion of the financing is subject to identification of the lending syndicate members and subsequent negotiation and approval of the necessary loan documentation.

Manolo Zúñiga, President and Chief Executive officer of BPZ Energy stated “Successful completion of the “C” loan tranche of IFC’s debt package is a key trigger for the last two senior debt tranches.  The proceeds from the C and A loans will allow us to further develop the assets in the Z-1 Block, while the “B” loan, once closed, will permit us to begin construction of the power plant in northwest Peru, thus creating the initial market for our Corvina gas.”  Mr. Zúñiga added “The willingness of IFC to negotiate an increase to the total debt package from $100.5 million to approximately $165 million is a direct result of the success we have had in our drilling efforts to date.  We are confident our next three Corvina wells, together with the commencement of our drilling campaigns in Albacora and Block XIX in 2008, will continue validating the large upside the Company is pursuing in northwest Peru.  IFC’s financial backing for our operations, combined with their corporate support for our environmental, social and community programs, will greatly enhance the Company’s efforts in establishing itself as a leader in the region.”

This past December IFC became the Company’s second largest shareholder after it took an initial equity interest of $19.5 million.  IFC currently holds approximately 10% equity position in the Company with 6.5 million shares.  Once the “C” loan is converted, as expected, the total shares held by IFC would increase to nearly eight million.  IFC’s total equity and senior debt investment in the Company, upon commitment of all tranches including the syndicated B loan piece, will reach approximately $185 million.

Ed Caminos, Chief Financial Officer of BPZ Energy, added “The Company has significantly grown the share price fivefold since going public three years ago.  Our initial equity raise in September 2004 was at $2.00 per share, and our last raise was at $5.40 in June of 2007.  The $10.39 convert price shows that we continue to maximize our equity offerings.”  Mr. Caminos continued “The senior debt package by IFC will strengthen our balance sheet and pave the way for sustained organic growth in the Company.”

About BPZ Energy

Houston based BPZ Energy, is an oil and gas exploration and production company which has exclusive rights and license agreements for oil and gas exploration and production covering approximately 2.4 million acres in four properties in northwest Peru.  It also owns a minority working interest in a producing property in southwest Ecuador.  The Company is currently executing an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and sales of gas into Ecuador for third-party power generation, in parallel with the development of the Corvina oil discovery and the redevelopment of the Albacora oil field.  The Company’s website at

www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934.  These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing effort, including final documentation and execution of debt financing documents with IFC, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, and the successful management of our capital development project and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.